Exhibit 99.1
Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Grupo Vasconia, S.A.B.

Opinion on the consolidated financial statements

We have audited the accompanying consolidated statements of financial position of Grupo Vasconia S.A.B. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”) (not present herein). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”).

Differences from U.S. generally accepted accounting principles

International Financial Reporting Standards as issued by the IASB vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 24 to the consolidated financial statements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

As described in notes 2 and 4 to the Company's consolidated financial statements, on February 19, 2020, the Company completed the acquisition of Alucal pursuant to the terms of the Termination and Settlement Agreement entered on that date with the former shareholders of such entity. The transaction was accounted for as a business combination. As a result of the acquisition, the Company obtained the effective control of Alucal, which until the transaction date was accounted for under the equity method. The purchase price was allocated based on the fair values of the assets acquired, which principally consisted of land, buildings and machinery and equipment, and the liabilities assumed, including a gain on a bargain purchase of $192 million.

Auditing the Company's accounting for its acquisition of Alucal was complex due to the significant estimation required by management to determine the fair value of the previously held interest in Alucal and of the assets acquired. Determining the fair value of the previously held interest in Alucal required judgment to assess the fair value methodology utilized and the related significant assumptions, such as future cash flows and the weighted average cost of capital. There was also significant judgment involved in determining the fair value of the assets acquired applying the cost approach by estimating the amount that would be required currently to substitute an asset of comparable utility and use condition. The estimate takes into account the condition of the asset and the environment in which it operates, including physical deterioration, functional and economic obsolescence, as well as installation costs.

The primary procedures we performed to address this critical audit matter included:

•Obtaining an understanding over the Company's business combinations process, including management's review of the significant assumptions and determination of fair value methods utilized.
•Utilizing professionals with specialized skills and knowledge to assist in: (i) evaluating the reasonableness of the purchase price allocation methodology used by management to determine the fair value of the consideration transferred and the tangible assets acquired, (ii) evaluating management's significant assumptions described above, and (iii) performing sensitivity analyses of certain significant assumptions used to determine fair values.
•Testing the completeness and accuracy of the underlying data.

CASTILLO MIRANDA Y COMPAÑÍA, S.C.

/s/ Jose Luis Villalobos Zuazua

Jose Luis Villalobos Zuazua

We have served as the Company’s auditor since 2018.

Mexico City, Mexico
March 10, 2021